REPORT OF INDEPENDENT ACCOUNTANTS
                             TO ACCOMPANY FORM N-SAR


The Trustees of Standish, Ayer and Wood Investment Trust: Standish Small Capitalization Tax -Sensitive Equity Fund Standish Tax -Sensitive Equity Fund Standish International Equity Fund Standish Massachusetts Intermediate Tax Exempt Bond Fund Standish Intermediate Tax Exempt Bond Fund Standish Equity Fund Standish Small Capitalization Equity Fund Standish Small Capitalization Equity Fund II

In planning and performing our audits of the financial statements and financial highlights of the above referenced Funds of Standish, Ayer & Wood Investment Trust for the periods ended September 30, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Standish, Ayer & Wood Investment Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above.

This report is solely for the information and use of management, the Trustees of Standish, Ayer & Wood Investment Trust and the Securities and Exchange Commission.




/S/   COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
November 11,  1997